CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION

Telespace Limited, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

FIRST: That at a meeting of the Board of Directors of Telespace Limited resolutions were duly adopted setting forth a proposed amendment to the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

         RESOLVED, That the Certificate of Incorporation of this corporation be amended by changing Article 5 thereof so that, as amended, said Article 5 shall be and read in its entirety as follows:

           "The amount of total authorized capital stock the Corporation shall have the authority to issue is 50,000,000 shares of Common Stock, each having a par value of $0.0001, all of the same class, and 10,000,000 shares of Preferred Stock, each having a par value of $0.0001. Each one share of the Corporation's Common Stock issued and outstanding immediately prior to the effective date of this Amendment shall be and hereby is automatically changed without further action into one-seventh (1/7) of a fully paid and non-assessable share of the Corporation's Common Stock, provided that no fractional shares shall be issued pursuant to such a change. The Corporation shall issue each stockholder who would otherwise be entitled to receive a fractional share as a result of such change one full share of the Corporation's Common Stock."

SECOND: That thereafter, pursuant to resolution of the Board of Directors, a special meeting of the stockholders of the corporation was duly called and held, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD: That said amendment was duly adopted in accordance with the provisions of
Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said Telespace Limited has caused this certificate to be signed by Kevin B. Halter, Jr., its Secretary as of the 18th day of June, 1996.


                           TELESPACE LIMITED

                           By:    /s/  Kevin B. Halter, Jr.
                           ----------------------------------------
                           Name:       Kevin B. Halter, Jr.
                           Title:      Secretary